Exhibit 99.1

Release Date Contact Address Internet	Immediate

February 10, 2009

Brian Walker (616 654 8589 or brian_walker@hermanmiller.com
Joe Nowicki (616) 654 5222 or joe_nowicki@hermanmiller.com
Curt Pullen (616) 654 3754 or curt_pullen@hermanmiller.com
Media: Mark Schurman (616) 654 5498 or mark_schurman@hermanmiller.com

Herman Miller, Inc., 855 East Main Avenue, PO Box 302, Zeeland, MI 49464-0302

www.hermanmiller.com

Herman Miller Announces Actions to Realign its Management Team

Herman Miller, Inc., today announced it has realigned its management team in an effort to expand core customer relationships while also capitalizing on current market opportunities.

Brian Walker, Chief Executive Officer, stated, “As my team and I have worked on managing through the current economic crisis, we have above all been intent on putting Herman Miller in the best possible position to move our business and strategy forward when conditions improve. Our view is that this crisis creates an opportunity to increase market share and strengthen our products and services.” Today’s realignment decision will let us leverage our existing executive leadership team in efforts to create a more dynamic and nimble organization that connects more strongly to our core customers.

The company’s Chief Financial Officer, Curt Pullen, will now lead the North American Office and Learning business. Prior to serving as CFO, Pullen led the company’s Distribution network, where he greatly strengthened relationships within the 250 dealer network, substantially improving productivity and revenue expansion potential. “Curt’s ability to think strategically and build consensus across a wide spectrum of employees and partners will be critical to driving our North American operations,” commented Walker. As a result of this change, Kris Manos will be leaving the company to pursue other interests. “Kris made a significant contribution to the business and I want to acknowledge that and thank her for her leadership. We wish her well with her next endeavors,” Walker continued.

Greg Bylsma, the company’s Corporate Controller for over four years, will replace Pullen as the new Chief Financial Officer. Bylsma has been a proven leader within the financial team at Herman Miller and has worked extensively within the financial management and reporting function.

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Senior Vice President of Marketing Kathy Koch will now report directly to CEO Brian Walker. In her new role as a member of the Executive Leadership Team, Koch will focus on strengthening and enhancing the Herman Miller brand across a wide range of purchasers, including corporate buyers and individual consumers.

A new strategic business unit has been established to drive greater revenues to the architecture, design, and retail segments. Building off a legacy of award-winning mid-century furniture designs, this new business unit will be focused on delivering more product offerings to individual buyers, interior designers, architects, and corporate buyers. This unit will be led by Steve Gane, President of Geiger International, Inc., a subsidiary of Herman Miller, Inc. Gane will add Herman Miller for the Home to his portfolio of responsibilities.

Walker explained, “These moves put the right executives in the right positions to build brand and expand market share despite heavy economic headwinds. A challenging market like this creates many long-term opportunities for industry leaders such as Herman Miller, and we will continue striving to develop Herman Miller’s vision as the innovative leader in creating a better world for our customers and our employees.”

About Herman Miller

Herman Miller works for a better world around you – by designing furnishings and related services that improve the human experience wherever people work, heal, learn, and live. Its curiosity, ingenuity, and design excellence create award-winning products and services, resulting in more than $2 billion in revenue in fiscal 2008. Innovative business practices and a commitment to social responsibility have established Herman Miller as a recognized global company. In 2008, Herman Miller was again cited by FORTUNE as both the “Most Admired” in its industry and among the “100 Best Companies to Work For” in America, while Fast Company named Herman Miller among the world’s “Fast 50” most innovative companies. Herman Miller trades on the NASDAQ Global Select Market under the symbol MLHR.

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This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act, as amended, that are based on management’s beliefs, assumptions, current expectations, estimates, and projections about the office furniture industry, the economy, and the company itself. Words like “anticipates,” “believes,” “confident,” “estimates,” “expects,” “forecasts,” “likely,” “plans,” “projects,” “should,” variations of such words, and similar expressions identify such forward-looking statements. These statements do not guarantee future performance and involve certain risks, uncertainties, and assumptions that are difficult to predict with regard to timing, extent, likelihood, and degree of occurrence. These risks include, without limitation, employment and general economic conditions, the pace of economic recovery in the U.S. and in our international markets, the increase in white-collar employment, the willingness of customers to undertake capital expenditures, the types of products purchased by customers, competitive-pricing pressures, the availability and pricing of raw materials, our reliance on a limited number of suppliers, currency fluctuations, the ability to increase prices to absorb the additional costs of raw materials, the financial strength of our dealers, the financial strength of our customers, the mix of our products purchased by customers, our ability to attract and retain key executives and other qualified employees, our ability to continue to make product innovations, the success of newly introduced products, our ability to serve all of our markets, possible acquisitions, divestitures or alliances, the outcome of pending litigation or governmental audits or investigations, political risk in the markets we serve, and other risks identified in our filings with the Securities and Exchange Commission. Therefore, actual results and outcomes may materially differ from what we express or forecast. Furthermore, Herman Miller, Inc. undertakes no obligation to update, amend, or clarify forward-looking statements.”

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